EXHIBIT 23.2
CONSENT OF VITALE, CATURANO & COMPANY, LTD.
As independent registered public accountants, we hereby consent to the incorporation of our report dated March 10, 2006 (except with respect to the Series C financing and common stock split discussed in Note 5, as to which the dates are May 12, 2006 and September 6, 2007, respectively) relating to the statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit) and comprehensive loss, and cash flows of Constant Contact, Inc. for the year ended December 31, 2005, included in this form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Numbers 333-147101 and 333-149124).
/s/Vitale, Caturano & Company, Ltd.
VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
March 14, 2008